UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             INTERIM FILING

CARPENTER TECHNOLOGY CORPORATION
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
144285103
(CUSIP NUMBER)
1/31/2002
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X)  RULE 13D-1(B)
			( )  RULE 13D-1(C)
			( )  RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


CUSIP NO. 144285103        SCHEDULE 13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
     CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP.*

    NOT APPLICABLE                                   A __
                                                     B __

3.  SEC USE ONLY

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
	271,592 SHARES
6.  SHARED VOTING POWER
	1,026,349.597 SHARES (INCLUDES 789,499.69 UNITS CONVERTED TO COM
	[RATIO 1 	UNIT = 1.3 COM])
7.  SOLE DISPOSITIVE POWER
	292,257 SHARES
8.  SHARED DISPOSITIVE POWER
	789,499.69 SHARES (INCLUDES 789,499.69 UNITS CONVERTED TO COM
	[RATIO 1 	UNIT = 1 COM])
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1,081,756.69 SHARES (INCLUDES 789,499.69 UNITS CONVERTED TO COM
	[RATIO 1 	UNIT = 1 COM])

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*

     NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    4.7%

12.  TYPE OF REPORTING PERSON*

     BK

                         SCHEDULE 13G        PAGE 3 OF 5 PAGES

ITEM 1.

  (A)  NAME OF ISSUER
       CARPENTER TECHNOLOGY CORPORATION

  (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
  1047 N. PARK ROAD
       WYOMISSING,PENNSYLVANIA  19610-1339

ITEM 2.

     (A)  NAME OF PERSON FILING
          STATE STREET BANK AND TRUST COMPANY, TRUSTEE

     (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

          225 FRANKLIN STREET, BOSTON, MA 02110

     (C)  CITIZENSHIP

          BOSTON, MASSACHUSETTS

 2(D)  TITLE OF CLASS OF SECURITIES
       COMMON STOCK
  (E)  CUSIP NUMBER
       144285103

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
		13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_  BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT


                         SCHEDULE 13G         PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

  (A)  AMOUNT BENEFICIALLY OWNED

	  1,081,756.69 SHARES
  (B)  PERCENT OF CLASS

       4.7%
  (C)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE OF
         271,592 SHARES
   (II)  SHARED POWER TO VOTE OR TO DIRECT THE VOTE OF
         1,026,349.597 SHARES
  (III)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         292,257 SHARES
   (IV)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         789,499.69 SHARES

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          NOT APPLICABLE

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON.

		NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
     	    HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

				SCHEDULE 13G		PAGE 5 OF 5 PAGES

ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.

     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         12 FEBRUARY 2002

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE


					/s/ SUSAN C. DANIELS
					VICE PRESIDENT